Exhibit 23.3

CONSENT OF SRK (US) CONSULTING, INC

We hereby consent to the incorporation by reference of the report regarding mineralized materials and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company and its predecessor Apex Silver Mines Limited (collectively, the “Company”), which are set forth in the Annual Report on Form 10-K for the year ended December 31, 2008, in the Registration Statement on Form S-8 relating to the issuance of securities under the Company’s 2009 Equity Incentive Plan. We also consent to the reference to us under the heading “Experts” in such Registration Statement and any prospectuses.

Date: April 7, 2009	SRK CONSULTING (US), INC.

/s/ Leah Mach
Name: Leah Mach
Title: Principal Resource Geologist